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                                                                     EXHIBIT 11



                      GRAPHIX ZONE, INC. AND SUBSIDIARIES
                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
                (Amounts in thousands, except per share amounts)



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
                                                                    Years ended June 30,
                                                        ---------------------------------------------
                                                             1997           1996             1995
                                                        ------------    ------------     ------------

Weighted average number of shares
  outstanding                                             11,043,679       4,661,401        1,406,688
                                                        ------------    ------------     ------------
Earnings:
  Net loss                                              $(16,831,025)   $(23,518,660)    $(10,916,397)
  Dividends and discounts recorded in connection
    with preferred stock issuances                          (916,003)         -                -
                                                        ------------    ------------     ------------
                                                        $(17,747,028)   $(23,518,660)    $(10,916,397)

Net loss per common share                               $      (1.61)   $      (5.05)    $      (7.76)

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